EXHIBIT 99.1

NEWS RELEASE

To:	Daily Papers, Trade Press	For: Immediate	Company Contacts:
	Financial and Security Analysts	Release	Financial:	John Carrara	713-624-9548
			Media:	James Bartlett	713-624-9354
	Burlington Resources Web site: www.br-inc.com				BR0505

BURLINGTON RESOURCES ANNOUNCES 2004 RESULTS

Houston, Texas, Jan. 26, 2005 — Burlington Resources Inc. (NYSE: BR and TSX: B) today announced estimated fourth-quarter 2004 earnings of $400 million, or $1.02 per diluted share, including a previously announced charge of $0.15 per diluted share (or $90 million pre-tax) for an impairment related to undeveloped lands in Canada. This compares to prior-year fourth-quarter earnings of $387 million, or $0.98 per diluted share, which included a $33 million pre-tax impairment charge. All per-share amounts are on a post-stock-split basis. Net cash provided by operating activities increased to $962 million during the fourth quarter from $552 million during the prior year’s fourth quarter. Discretionary cash flow(1) was $884 million, compared to $632 million during the prior year’s fourth quarter.

The fourth quarter of 2004 included a $28 million benefit attributable to lower Canadian tax obligations, and during the quarter Burlington accrued $26 million for anticipated federal income taxes on the repatriation of $500 million of foreign earnings eligible for reduced tax rates under the American Job Creation Act of 2004. The prior year’s quarter also included a $203 million benefit attributable to the lower Canadian tax obligations.

Financial results for 2004 included record annual net income of $1.527 billion, or $3.86 per diluted share, compared to the prior year’s $1.201 billion, or $3.00 per diluted share on a post-stock-split basis. Net cash provided by operating activities increased to a record $3.436 billion, from $2.539 billion in 2003. Discretionary cash flow(1) during 2004 was $3.342 billion, also a record, compared to the prior year’s $2.600 billion.

Total production during the fourth quarter of 2004 was 2,846 million cubic feet of natural gas equivalent per day (MMcfed), a 5 percent increase from the 2,723 MMcfed produced during the prior year’s fourth quarter. Natural gas production was 1,900 million cubic feet per day (MMcfd), compared to 1,957 MMcfd during the prior year’s quarter. Natural gas liquids production was 68.5 thousand barrels per day (Mbd), compared to 69.2 Mbd during the prior year’s quarter. Oil production increased 52 percent to 89.1 Mbd, from 58.5 Mbd during the prior year’s quarter. For the full year, total production increased 10 percent on an absolute basis and 12 percent on a per-share basis to 2,817 MMcfed, from 2,567 MMcfed the prior year.

Fourth-quarter 2004 price realizations for natural gas were $5.97 per thousand cubic feet (Mcf), compared to $4.40 per Mcf during the prior year’s quarter. Natural gas liquids price realizations were $29.04 per barrel, compared to $20.54 per barrel during the prior year’s quarter. Oil price realizations were $39.28 per barrel, compared to $25.40 per barrel during the prior year’s quarter. Full-year 2004 price realizations for natural gas were $5.49 per Mcf, compared to $4.83 per Mcf during 2003. Natural gas liquids price realizations were $25.38 per barrel, compared to $20.40 per barrel in 2003. Oil price realizations were $36.25 per barrel, compared to $27.22 per barrel in 2003.

Capital expenditures during 2004 totaled $1.747 billion, including $85 million for acquisitions, compared to 2003 capital expenditures of $1.788 billion, which included $228 million in acquisitions.

“Burlington reached a number of significant milestones during 2004 attributable to our proven strategy of investing to maximize returns while generating meaningful production growth,” said Bobby S. Shackouls, chairman, president and chief executive officer. “Our return on capital employed(1) was nearly 20 percent, and top-line production growth coupled with our ongoing share repurchase program enabled us to achieve 12 percent-per-share volume growth. We replaced our proven reserves at what we believe will be a very competitive cost of $1.27 per thousand cubic feet equivalent (Mcfe), while further strengthening our balance sheet. For 2005, we anticipate another year of production growth as well as new opportunities to leverage our financial strength in the evolving natural gas market.”

Additional highlights during 2004 included:

•      Volume growth – Burlington’s core assets yielded increases in U.S. production of natural gas, gas liquids and crude oil due to higher volumes in the Williston Basin, Madden Field and South Louisiana. International oil volumes more than doubled, with increases from China offshore operations, Algeria and Ecuador.

•      Reserve replacement performance – Total reserves at year-end 2004 were 12.0 trillion cubic feet of natural gas equivalent (Tcfe), up from 11.8 Tcfe at year-end 2003. Reserve additions from all sources totaled 1,291 billion cubic feet equivalent (Bcfe) and included 1,224 Bcfe from extensions, discoveries, other additions and revisions and 67 Bcfe from acquisitions. The company’s reserve replacement ratio was 125 percent from all sources and 119 percent excluding acquisitions, and was calculated by dividing the sum of reserve revisions, extensions, discoveries, other additions and acquisitions by actual production. Burlington’s reserve replacement cost was $1.27 per Mcfe, compared to a three-year average of $1.22 per Mcfe from 2001 through 2003. The increase was primarily attributable to industry service cost inflation. Reserve replacement cost was calculated by dividing total oil and gas capital costs, including acquisitions, of $1.644 billion, by the sum of reserve revisions, extensions, discoveries, other additions and acquisitions.

•      Key drilling results – Successful extension drilling established two promising development programs during 2004. Seven wells in the Bossier trend in East Texas all encountered natural gas. Burlington has significantly expanded its acreage position and plans to keep four drilling rigs active there during 2005. In the Bakken trend in Montana and North Dakota, eight wells established oil production on legacy acreage, prompting the acquisition of additional acreage with 18 wells planned during 2005.

•      Share repurchases and dividends – During the fourth quarter Burlington repurchased approximately 4.2 million shares of its common stock for $176.6 million at an average cost of $42.49 per share. For the full year, repurchases totaled approximately 14.4 million shares for $522 million at an average price of $36.37 per share. All these totals are on a post-stock-split basis. During December 2004 the board of directors restored a $1 billion share repurchase authorization, with $952 million remaining in that authorization at year-end. In addition, Burlington’s ordinary share dividend increased by 13 percent during 2004, following a 9.1 percent increase in 2003.

•      Balance sheet strength – Total debt to total capitalization declined to 36 percent at year-end, from 41 percent the year before. Net debt to total capitalization(1) declined to 20 percent at year-end, from 36 percent the year before. At year-end Burlington’s balance sheet included approximately $2.2 billion in cash and cash equivalents, compared to $757 million at the end of 2003.

•      Favorable investment returns – Burlington’s return on capital employed(1) increased to 19.8 percent during 2004, from 17.7 percent during 2003. Total shareholder return was 58.5 percent.

The company also announced that it will no longer list its common stock on the Toronto Stock Exchange after Jan. 31, 2005, since the vast majority of trading of its stock occurs on the New York Stock Exchange.

2005 Outlook

Production – Burlington expects total production of 2,800 to 3,001 MMcfed in 2005. The company anticipates growth from its North American operations and compared to prior guidance the expected range for North America is unchanged. Compared to previous guidance the expected range for the international segment has been narrowed to reflect the impact of downtime at the Rivers facility in the East Irish Sea.

	1st-Quarter 2005			Full-Year 2005
	Estimate			Estimate
Gas (MMcfd)
U.S.	900	—	955	930	—	995
Canada	770	—	800	755	—	805
Other International	180	—	200	230	—	250

Total	1,850	—	1,955	1,915	—	2,050

	1st-Quarter 2005			Full-Year 2005
	Estimate			Estimate
Natural Gas Liquids (Mbd)
U.S.	41.5	—	44.0	42.0	—	45.0
Canada	23.0	—	23.5	22.5	—	23.5
Other International	0.0	—	0.0	0.0	—	0.0

Total	64.5	—	67.5	64.5	—	68.5
Crude Oil (Mbd)
U.S.	41.0	—	43.5	44.5	—	49.0
Canada	5.0	—	6.0	5.0	—	6.0
Other International	39.0	—	45.0	33.5	—	35.0

Total	85.0	—	94.5	83.0	—	90.0

Total Equiv. Prod. (MMcfed)	2,747	—	2,927	2,800	—	3,001

North American Natural Gas Hedges – As of Dec. 31, 2004, Burlington had hedged the following volumes of future North American natural gas production using costless price collars or fixed price contracts. All prices are weighted averages adjusted to a NYMEX equivalent price. Detailed information on natural gas hedging subsequent to the third quarter of 2005 as well as on the company’s crude oil hedging is available on Burlington’s Web site at www.br-inc.com/docs/hedge.pdf.

	1st-Q. 2005	2nd-Q. 2005	3rd-Q. 2005
Costless collar volumes	405 MMcfd	238 MMcfd	238 MMcfd
Floor price	$6.23/Mcf	$5.85/Mcf	$5.85/Mcf
Ceiling price	$8.43/Mcf	$7.76/Mcf	$7.76/Mcf
Sell swap	39 MMcfd	39 MMcfd	21 MMcfd
Sales price	$3.78/Mcf	$3.78/Mcf	$3.76/Mcf

Other 2005 Financial Parameters – Estimated expenses for the first quarter and full year are:

	1st-Q. 2005	Full-Year 2005
Operating costs	$0.59 to $0.63/Mcfe	$0.58 to $0.62/Mcfe
Administrative costs	$0.18 to $0.21/Mcfe	$0.16 to $0.19/Mcfe
Transportation costs	$0.48 to $0.52/Mcfe	$0.46 to $0.49/Mcfe
Depletion, depreciation & amortization	$1.25 to $1.30/Mcfe	$1.25 to $1.35/Mcfe
Interest expense	$68 MM to $72 MM	$270 MM to $290 MM
Exploration costs	$65 MM to $85 MM	$300 MM to $325 MM

In addition, Burlington anticipates an effective income tax rate of 36 to 40 percent for the full year of 2005. The breakdown between current and deferred taxes for the year could vary widely depending on commodity prices and other factors.

A financial statement, as well as reserves, statistics and non-GAAP (generally accepted accounting principles) reconciliation tables, accompanies this release.

Burlington will webcast a conference call to discuss its fourth-quarter and full-year 2004 earnings and operations on Thursday, January 27 at noon Central time. All materials and information related to the conference call, this press release and a package of financial and statistical information may be accessed from the Burlington Resources Web site home page (www.br-inc.com) by selecting the link entitled “4th-Qtr/Year-End 2004 Conference Call Info Page,” and then selecting the resource desired.

Burlington Resources ranks among the world’s largest independent oil and gas companies, and holds one of the industry’s leading positions in North American natural gas reserves and production. Headquartered in Houston, Texas, the company conducts exploration, production and development operations in the U.S., Canada, the United Kingdom, Africa, China and South America. For additional information see the Burlington Resources Web site at www.br-inc.com.

(1)	See the accompanying tables for a reconciliation of GAAP and non-GAAP measures utilized in calculating discretionary cash flow, net debt to total capitalization, and return on capital employed, as well as statements of why management believes these measures are useful information for investors.

FORWARD-LOOKING STATEMENTS

This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the company’s periodic reports filed with the Securities and Exchange Commission.

Burlington Resources Inc.
Reconciliation of GAAP to Non-GAAP Measure (a)
Discretionary Cash Flow
($ in Millions)

Below is a reconciliation of net cash provided by operating activities to discretionary cash flow.

	Fourth Quarter		Year Ended
	2004	2003	2004	2003
Net cash provided by operating activities	$962	$552	$3,436	$2,539
Adjustments:
Working capital	(63)	62	(54)	83
Changes in other assets and liabilities	(15)	18	(40)	(22)

Discretionary cash flow	$884	$632	$3,342	$2,600

(a) GAAP - Generally Accepted Accounting Principles

Management believes that the Non-GAAP measure of discretionary cash flow is useful information for investors because it is used internally and accepted by the investment community as a means of measuring the company’s ability to fund its capital and dividend programs and to service its debt. Discretionary cash flow is also useful because it is widely used by professional research analysts in valuing, comparing ratings and providing investment recommendations of companies in the oil and gas exploration and production industry. Many investors use this published research in making investment decisions.

Burlington Resources Inc.
Reconciliation of GAAP to Non-GAAP Measure (a)
Net Debt to Total Capital Ratio
($ in Millions)

Below is a reconciliation of total debt to total capital ratio to net debt to total capital ratio.

	December 31,
	2004	2003
Total debt	$3,889	$3,873
Stockholders’ equity	7,011	5,521

Total capital	$10,900	$9,394

Total debt	$3,889	$3,873
Adjustment:
Less: Cash and cash equivalents	2,179	757

Net debt	$1,710	$3,116

Net debt	$1,710	$3,116
Stockholders’ equity	7,011	5,521

Total adjusted capital	$8,721	$8,637

Total debt to total capital ratio	36%	41%
Adjustment:
Less: Impact of cash and cash equivalents	16%	5%

Net debt to total capital ratio	20%	36%

(a) GAAP - Generally Accepted Accounting Principles

Total debt to total capital ratio is calculated by dividing total debt by total debt plus stockholders’ equity. Management believes that total debt to total capital ratio is useful to investors because it is helpful in determining a company’s leverage. Management also believes that since it has the ability to and may elect to use a portion of cash and cash equivalents to retire debt or incur additional expenditures without increasing debt, it is appropriate to apply cash and cash equivalents to debt in calculating net debt to total capital (Non-GAAP).

Burlington Resources Inc.
Return on Capital Employed (ROCE)
Reconciliation of GAAP to Non-GAAP Measure
($ in Millions)

	2003	2004
Net Income-(12 months ended)	$1,201	$1,527
Add: Interest expense after tax	208	187

Earnings before after-tax interest expense	$1,409	$1,714

				Average	Average
	Dec.	Dec.	Dec.	Balances	Balances
	31, 2002	31, 2003	31, 2004	2004	2003
Total Debt (GAAP)	$3,916	$3,873	$3,889	$3,881	$3,894
Less: Cash and Cash Equivalents	443	757	2,179	1,468	600

Net Debt (Non-GAAP)	3,473	3,116	1,710	2,413	3,294

Stockholders’ Equity	3,832	5,521	7,011	6,266	4,677

Total Capital net of Cash and Cash Equivalents	7,305	8,637	8,721	8,679	7,971
Plus: Cash	443	757	2,179	1,468	600

Total Capital	$7,748	$9,394	$10,900	$10,147	$8,571

ROCE (GAAP)-12 months ended				16.9%	16.4%
Impact of Cash and Cash Equivalents				2.9%	1.3%

ROCE (Non-GAAP)-12 months ended				19.8%	17.7%

ROCE is defined as net income plus after-tax interest expense divided by average capital (total debt plus stockholders’ equity). Above is a reconciliation of ROCE calculated using net debt (total debt less cash equivalents) in the average capital calculation (considered Non-GAAP) compared to ROCE calculated using total debt in average capital calculation.

(Note: interest expense is taxed based on the company’s effective tax rate.)

Management believes that ROCE is a useful measure because it indicates the return on all capital, which includes equity and debt, employed in the business. Management believes that since it has the ability to, and may elect to, use a portion of the cash and cash equivalent to retire debt, the debt balance has been reduced for cash and cash equivalents. Management also believes that ROCE is an additional measure of efficiency when considered in conjunction with return on equity which measures the return on only the shareholders’ equity component of total capital employed.

BURLINGTON RESOURCES INC.
CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)

	Fourth Quarter		Year Ended
	2004	2003	2004	2003
	(In Millions, Except per Share Amounts)
Revenues	$1,558	$1,065	$5,618	$4,311

Costs and Other Income — Net Taxes Other than Income Taxes	72	46	260	187
Transportation Expense	124	107	453	408
Operating Costs	161	143	587	475
Depreciation, Depletion and Amortization	306	258	1,137	927
Exploration Costs	81	77	258	252
Impairment of Oil and Gas Properties	90	33	90	63
Administrative	62	45	215	164
Interest Expense	71	67	282	260
(Gain)/Loss on Disposal of Assets	3	(10)	13	(8)
Other Expense — Net	—	—	19	13

Total Costs and Other Income — Net	970	766	3,314	2,741

	588	299	2,304	1,570
Income Tax Expense (Benefit)	188	(88)	777	310

Income Before Cumulative Effect of Change in Accounting Principle	400	387	1,527	1,260
Cumulative Effect of Change in Accounting Principle — Net	—	—	—	(59)

Net Income	$400	$387	$1,527	$1,201

Earnings per Common Share
Basic
Before Cumulative Effect of Change in Accounting Principle	$1.03	$0.98	$3.90	$3.17
Cumulative Effect of Change in Accounting Principle — Net	—	—	—	(0.15)

Net Income	$1.03	$0.98	$3.90	$3.02

Diluted
Before Cumulative Effect of Change in Accounting Principle	$1.02	$0.98	$3.86	$3.15
Cumulative Effect of Change in Accounting Principle — Net	—	—	—	(0.15)

Net Income	$1.02	$0.98	$3.86	$3.00

Basic Common Shares	388	394	392	398

Diluted Common Shares	391	397	395	401

This statement should be read in conjunction with the attached press release.

BURLINGTON RESOURCES INC.
SALES VOLUMES AND PRICES

	Fourth Quarter		Year Ended
	2004	2003	2004	2003	2002

Sales Volumes
Gas (MMCF/Day)
U.S.	916	870	908	865	949
Canada	800	876	819	867	802
Other International	184	211	187	167	165

Worldwide	1,900	1,957	1,914	1,899	1,916

NGLs (MBBLS/Day)
U.S.	44.3	43.1	41.7	37.4	32.7
Canada	24.2	26.1	23.6	27.4	27.4

Worldwide	68.5	69.2	65.3	64.8	60.1

Oil (MBBLS/Day)
U.S.	41.7	30.7	37.2	29.3	35.4
Canada	5.8	4.9	5.5	5.1	7.8

Other International	41.6	22.9	42.5	12.1	5.9

Worldwide	89.1	58.5	85.2	46.5	49.1

Total Equivalent (MMCFE/D)	2,846	2,723	2,817	2,567	2,571

Average Realized Prices
Gas ($/MCF)
U.S.	$5.86	$4.38	$5.54	$4.87	$3.39
Canada	6.46	4.57	5.85	5.12	3.17
Other International	4.26	3.81	3.64	3.07	2.27

Combined including hedging	5.97	4.40	5.49	4.83	3.20
Hedging loss (gain)	0.03	0.03	0.01	0.09	(0.16)

Combined before hedging	$6.00	$4.43	$5.50	$4.92	$3.04

NGLs ($/BBL)
U.S.	$25.99	$18.96	$22.87	$18.42	$13.23
Canada	34.72	23.16	29.79	23.08	15.92

Combined	$29.04	$20.54	$25.38	$20.40	$14.46

Oil ($/BBL)
U.S.	$41.35	$27.09	$36.31	$28.08	$23.16
Canada	42.26	28.52	37.70	31.11	28.32
Other International	36.50	22.48	35.94	23.49	24.30

Combined including hedging	39.28	25.40	36.25	27.22	24.11
Hedging loss (gain)	1.34	—	0.99	0.09	(0.18)

Combined before hedging	$40.62	$25.40	$37.24	$27.31	$23.93

Reserves Table

	Oil (MMBbls)				NGL (MMBbls)				Gas (BCF)
	USA	Canada	Int’l.	Total	USA	Canada	Int’l.	Total	USA	Canada	Int’l.	Total	Total
Proved Developed and Undeveloped Reserves
December 31, 2001	244.3	56.6	71.0	371.9	227.7	47.7	—	275.4	4,892	2,136	897	7,925	11,808
Revisions of previous estimates	(2.0)	(1.4)	(1.6)	(5.0)	9.8	14.7	—	24.5	(14)	(140)	(11)	(165)	(48)
Extensions, discoveries and other additions	2.8	5.3	6.3	14.4	15.7	9.2	—	24.9	350	341	85	776	1,012
Production	(13.0)	(2.8)	(2.1)	(17.9)	(11.9)	(10.0)	—	(21.9)	(346)	(293)	(60)	(699)	(938)
Purchases of reserves in place	1.2	—	19.9	21.1	—	0.2	—	0.2	153	268	—	421	549
Sales of reserves in place	(46.1)	(43.3)	(7.2)	(96.6)	(0.9)	(2.0)	—	(2.9)	(282)	(16)	(70)	(368)	(965)
December 31, 2002	187.2	14.4	86.3	287.9	240.4	59.8	—	300.2	4,753	2,296	841	7,890	11,418
Revisions of previous estimates	(4.9)	0.4	1.7	(2.8)	19.8	(0.7)	—	19.1	(88)	(57)	(45)	(190)	(91)
Extensions, discoveries and other additions	11.0	2.8	—	13.8	22.9	12.0	—	34.9	425	427	54	906	1,198
Production	(10.7)	(1.9)	(4.4)	(17.0)	(13.6)	(10.0)	—	(23.6)	(315)	(317)	(61)	(693)	(937)
Purchases of reserves in place	0.5	0.1	—	0.6	0.6	0.3	—	0.9	131	9	79	219	228
Sales of reserves in place	(0.3)	(0.1)	—	(0.4)	(0.5)	(0.1)	—	(0.6)	(54)	(4)	—	(58)	(64)
December 31, 2003	182.8	15.7	83.6	282.1	269.6	61.3	—	330.9	4,852	2,354	868	8,074	11,752
Revisions of previous estimates	13.7	(0.7)	6.0	19.0	4.0	(8.5)	—	(4.5)	40	(77)	2	(35)	52
Extensions, discoveries and other additions	18.9	4.9	1.2	25.0	19.7	9.8	—	29.5	475	352	18	845	1,172
Production	(13.7)	(2.0)	(15.5)	(31.2)	(15.3)	(8.6)	—	(23.9)	(333)	(300)	(68)	(701)	(1,031)
Purchases of reserves in place	2.8	—	—	2.8	0.5	0.1	—	0.6	43	4	—	47	67
Sales of reserves in place	—	—	—	—	(0.1)	—	—	(0.1)	(1)	(3)	—	(4)	(5)
December 31, 2004	204.5	17.9	75.3	297.7	278.4	54.1	—	332.5	5,076	2,330	820	8,226	12,007
Proved Developed Reserves
December 31, 2001	163.7	38.4	8.8	210.9	175.5	39.3	—	214.8	3,771	1,758	384	5,913	8,467
December 31, 2002	155.2	12.9	12.9	181.0	179.2	53.1	—	232.3	3,617	1,836	263	5,716	8,196
December 31, 2003	176.5	13.1	50.8	240.4	188.6	50.8	—	239.4	3,715	1,837	322	5,874	8,753
December 31, 2004	185.8	13.6	48.5	247.9	193.1	44.6	—	237.7	3,745	1,821	435	6,001	8,915